Exhibit 99-b.8.d(iv): Form of Amendment to Participation Agreement by and among ReliaStar Life Insurance Company, ING Variable Products Trust and ING Funds Distributor, Inc.

AMENDMENT TO PARTICIPATION AGREEMENT

    THIS AGREEMENT is made by and among ReliaStar Insurance Company (the "Company"), a life insurance company organized under the laws of the State of Minnesota, ING Variable Products Trust (the "Trust"), an open-end management investment company and business trust organized under the laws of the Common Wealth of Massachusetts, and ING Funds Distributor, Inc. (the "Distributor"), a corporation organized under the laws of the State of Delaware, (collectively, "the Parties").

WHEREAS, the Parties executed a Participation Agreement dated May 1, 2001 (the "Participation Agreement").

WHEREAS, the ING VP Growth Opportunities Portfolio, and the ING VP Growth + Value Portfolio have merged into the ING VP MidCap Opportunities Portfolio;

WHEREAS, the name of the class of shares, as listed on Schedule B of the Participation Agreement, has been changed to "Class I Shares" from "Class R Shares";

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

The Participation Agreement is hereby amended by substituting for the current Schedule B an amended Schedule B in the form attached hereto.

Executed this _____________ day of _______________ 2004.

RELIASTAR LIFE INSURANCE COMPANY
By its authorize officer,

Name:	Lawrence D. Taylor
Title:	Vice President and Actuary

ING VARIABLE PRODUCTS TRUST
By its authorize officer,

Name:
Title:

ING FUNDS DISTRIBUTOR, INC.
By its authorize officer,

Name:
Title:

Schedule B

ING VARIABLE PRODUCTS TRUST

Authorized Funds

ING VP MagnaCap Portfolio - Class I Shares
ING VP Research Enhanced Index Portfolio - Class I Shares
ING VP MidCap Opportunities Portfolio - Class I Shares
ING VP SmallCap Opportunities Portfolio - Class I Shares
ING VP International Value Portfolio - Class I Shares
ING VP High Yield Bond Portfolio - Class I Shares